Exhibit 10.4

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of December 19, 2016, by and between TIMOTHY L. BRENNER (“Executive”) and NBT BANCORP INC., a Delaware corporation having its principal office in Norwich, New York (“NBTB”).

W I T N E S S E T H :

WHEREAS, Executive currently serves as Executive Vice President of NBTB and President of Wealth Management of NBT Bank, National Association, a national banking association which is a wholly-owned subsidiary of NBTB (“NBT Bank”) (together with NBTB, the “Company”);

WHEREAS, Executive and NBTB have previously entered into an Employment Agreement, dated March 10, 2015 (the “Previous Employment Agreement);

WHEREAS, the Company desires (i) to secure the continued employment of Executive, subject to the provisions of this Agreement and (ii) to update and to supersede the terms and conditions of the Previous Employment Agreement; and

WHEREAS, Executive desires to enter into the Agreement for such periods and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties agree as follows:

1. Employment; Responsibilities and Duties.

(a) NBTB hereby agrees to employ Executive and to cause NBT Bank and any successor organization to NBT Bank to employ Executive, and Executive hereby agrees to serve as Executive Vice President of NBTB and President of Wealth Management of NBT Bank, and of any successor organization to NBTB or NBT Bank, as applicable, during the Term of Employment (as defined in Section 2 below). During the Term of Employment, Executive shall perform all duties and shall have the responsibilities and authority as set forth in the bylaws of NBTB or NBT Bank, as applicable, or as may otherwise be determined and assigned to him by NBTB or NBT Bank. During the Term of Employment, Executive shall report directly to the Chief Executive Officer of NBTB or his designee.

(b) Executive shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Employment, Executive shall not, without the prior written consent of the Chief Executive Officer of NBTB or his designee, render services in any capacity, whether as an employee, independent contractor, or otherwise, whether or not compensated, to any person or entity other than the Company or its affiliates; provided, that Executive may, where involvement in such activities does not, as reasonably determined by the Board of Directors of NBTB (the “Board”), individually or in the aggregate significantly interfere with the performance of his duties or violate the provisions of Section 4 hereof, (i) render services to charitable organizations, (ii) manage his personal investments in compliance with any Company limits or policies, and (iii) with the prior permission of the Chief Executive Officer of NBTB or his designee hold such other directorships or part-time academic appointments or have such other business affiliations as would otherwise be prohibited under this Section 1.

2. Term of Employment.

(a) The term of this Agreement (the “Term of Employment”) shall be the period commencing on the date of this Agreement (the “Commencement Date”) and continuing until the “Termination Date,” which, subject to Section 2(b) hereof, shall mean the earliest to occur of:

(i) January 1, 2019; provided, however, that on December 31, 2017 and on each December 31 thereafter (each, a “Renewal Date”), the remaining Term of Employment shall automatically be extended by one additional year (to a total of two (2) years) unless either the Company or Executive provides written notice to the other party of non-renewal at least ninety (90) days prior to the applicable Renewal Date;

(ii) the death of Executive;

(iii) Executive’s inability to engage in any substantial gainful activity, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months (“Disability”);

(iv) the discharge of Executive by NBTB or NBT Bank for “Cause,” which shall mean the termination of Executive’s employment on account of: (a) any willful or gross misconduct by Executive with respect to the business and affairs of NBTB or NBT Bank, or with respect to any of their affiliates, for which Executive is assigned material responsibilities or duties; (b) the conviction of Executive of a felony (after the earlier of (I) the expiration of any applicable appeal period without perfection of an appeal by Executive or (II) the denial of any appeal as to which no further appeal or review is available to Executive), whether or not committed in the course of his employment with NBTB and NBT Bank; (c) Executive’s willful neglect, failure, or refusal to carry out his duties hereunder in a reasonable manner (other than any such failure resulting from Disability or death or from termination by Executive for Good Reason, as hereinafter defined); or (d) the breach by Executive of any representation or warranty in Section 4 hereof or of any provision of this Agreement which breach is material and adverse to NBTB, NBT Bank, or any of their affiliates for which Executive is assigned material responsibilities or duties; provided, however, in each case, the Company shall provide prior written notice to Executive that specifically identifies the event which NBTB or NBT Bank believes constitutes Cause hereunder, and to the extent applicable, Executive shall have sixty (60) days from receiving such notice to cure;

(v) Executive’s resignation from his positions as Executive Vice President of NBTB and President of Wealth Management of NBT Bank other than for Good Reason (as hereinafter defined);

(vi) the termination of Executive’s employment by NBTB or NBT Bank “without Cause,” which shall mean Executive’s termination of employment for any reason other than those set forth in Subsections (i)-(v) of this Section 2(a), at any time, upon the thirtieth (30th) day following notice to Executive; provided, further, for the avoidance of doubt, that the Company’s providing notice of non-renewal of the Agreement in accordance with Section 2(a)(i) shall not constitute a termination of Executive’s employment without Cause and shall not give rise to any severance benefits hereunder, other than as provided in Section 6(a); or

(vii) Executive’s resignation for Good Reason. “Good Reason” shall mean, without Executive’s express written consent, reassignment of Executive to a material reduction in duties, responsibilities, or position other than for Cause, a material decrease in the amount or level of Executive’s Base Salary or benefits from the amount or level established in Section 3 hereof, or requiring Executive to be based anywhere other than where Executive’s office is located upon the date of this Agreement, except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Company as of the date of this Agreement. Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, NBTB shall have thirty (30) days from the date on which Executive gives the written notice thereof to cure such event or condition (such notice to be given by Executive within ninety (90) days from the date the event or condition first occurs) and, if NBTB does so cure, such event or condition shall cease to constitute Good Reason thirty (30) days after the end of the cure period.

(b) Notwithstanding anything to the contrary in Section 2(a) hereof, in the event a tender offer or exchange offer is made by a Person (including any individual, corporation, partnership, group, association, or other “person,” as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company or any employee benefit plan(s) sponsored by the Company) for more than thirty percent (30%) of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (“Voting Securities”), including shares of common stock, no par value, of the Company (the “Company Shares”), Executive agrees that he will not leave the employ of the Company (other than as a result of Disability) and will render services to the Company in the capacity in which he then serves until such tender offer or exchange offer has been abandoned or terminated or a Change in Control of the Company has occurred as a result of such tender offer or exchange offer. If, during the period Executive is obligated to continue in the employ of the Company pursuant to this Section 2(b), the Company terminates Executive’s employment without Cause or Executive provides written notice of his decision to terminate his employment for Good Reason, Executive’s obligations under this Section 2(b) shall thereupon terminate, and Executive will be entitled to payments provided under Section 6(b).

(c) A Termination Date shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, any references to a “termination,” “termination of employment,” or like terms shall mean a “separation from service.”

3. Compensation. For the services to be performed by Executive for the Company and its affiliates under this Agreement, Executive shall be compensated in the following manner:

(a) Base Salary. During the Term of Employment:

(i) The Company shall pay Executive a salary, which on an annual basis shall be three hundred sixty-five thousand dollars ($365,000) (“Base Salary”), subject to annual adjustments based on recommendations from the NBTB Compensation and Benefits Committee and in line with compensation for comparable positions in companies of similar size and structure, but in no case less than three hundred sixty-five thousand dollars ($365,000). The Base Salary shall be payable in accordance with the normal payroll practices of the Company, with respect to executive personnel as presently in effect or as they may be modified by the Company from time to time.

(ii) Executive shall be eligible to be considered for performance bonuses commensurate with Executive’s title and salary grade in accordance with the compensation policies of the Company with respect to executive personnel in effect as of the Commencement Date or as they may be modified by the Company from time to time.

(b) Employee Benefit Plans or Arrangements. During the Term of Employment, Executive shall be entitled to participate in all employee benefit plans of the Company, as presently in effect as of the Commencement Date or as they may be modified by the Company from time to time, under such terms as may be applicable to officers of Executive’s rank employed by NBTB, NBT Bank, or their affiliates, including, without limitation, plans providing retirement benefits, stock options, restricted stock, or stock units, medical insurance, life insurance, disability insurance, long term care insurance, and accidental death or dismemberment insurance, provided that there be no duplication of such benefits as are provided under any other provision of this Agreement.

(c) Equity Awards. Executive shall be eligible for awards, as determined by and in the sole discretion of the Board, under NBTB’s 2008 Omnibus Incentive Plan, or any successor thereto, as applicable to officers of Executive’s rank.

(d) Vacation and Sick Leave. During the Term of Employment, Executive shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of the Company applicable to officers of Executive’s rank employed by NBTB, NBT Bank, or their affiliates, as in effect as of the Commencement Date or as may be modified by the Company from time to time, but in no event shall Executive be entitled to less than four (4) weeks of paid vacation per year.

(e) Automobile. During the Term of Employment, Executive shall be entitled to the use of an automobile owned by NBTB, NBT Bank, or any of their affiliates, the make, model, and year of which automobile shall be appropriate to an officer of Executive’s rank and which shall be replaced every three (3) years (or earlier if accumulated mileage exceeds seventy-five thousand (75,000) miles). Executive shall be responsible for all expenses of ownership and use of any such automobile, subject to reimbursement of expenses for business use in accordance with Section 3(i).

(f) Country Club Dues. During the Term of Employment, Executive shall be reimbursed for dues and assessments incurred in relation to Executive’s membership at a country club mutually agreed upon by NBTB and Executive, subject to specific Internal Revenue Service rules. Executive shall be responsible for any income taxes associated with the use of such club membership.

(g) Enhanced Retirement Benefit. During the Term of Employment, Executive shall be eligible to receive a contribution to his deferred compensation account on an annual basis in an amount as determined by and in the sole discretion of the Board.

(h) Withholding. All compensation to be paid to Executive hereunder shall be subject to applicable federal, state, and local taxes and all other required withholdings. Executive hereby acknowledges and agrees that he is responsible for all taxes in connection with any benefits, fringe benefits, or perquisites provided under this Agreement, and he is not entitled to a Gross Up.

(i) Expenses. During the Term of Employment, Executive shall be reimbursed for reasonable travel and other expenses incurred or paid by Executive in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested by the Company, in accordance with such policies of the Company as are in effect as of the Commencement Date and as may be modified by the Company from time to time, under such terms as may be applicable to officers of Executive’s rank employed by NBTB, NBT Bank, or their affiliates. All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive (provided that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

4. Confidential Business Information; Non-Competition; Non-Solicitation.

(a) Executive acknowledges that certain business methods, creative techniques, and technical data of the Company and any of its affiliates and the like are deemed by the Company to be and are in fact confidential business information of the Company or its affiliates or are entrusted to third parties. Such confidential information includes, but is not limited to, procedures, methods, sales relationships developed while in the service of the Company or its affiliates, knowledge of customers and their requirements, marketing plans, marketing information, studies, forecasts, and surveys, competitive analyses, mailing and marketing lists, new business proposals, lists of vendors, consultants, and other persons who render service or provide material to the Company or its affiliates, and compositions, ideas, plans, and methods belonging to or related to the affairs of the Company or its affiliates (collectively, “Confidential Information”). In this regard, the Company asserts proprietary rights in all of its Confidential Information and that of its affiliates, except for such information as is clearly in the public domain. Notwithstanding the foregoing, information that would be generally known or available to persons skilled in Executive’s fields shall be considered to be

“clearly in the public domain” for the purposes of the preceding sentence. Executive acknowledges that in connection with his employment with the Company, Executive has had or may have access to such Confidential Information, and he agrees that he will not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation, or order of a court or government authority, or as directed by the Company, nor shall he use to the detriment of the Company or its affiliates or use in any business or on behalf of any business competitive with or substantially similar to any business of the Company or its affiliates, any Confidential Information obtained during the course of his employment by the Company. In the event that disclosure is required by law, regulation, or order of a court or government authority, Executive agrees that as soon as practical and in any event no later than thirty (30) days after receiving notice that Executive is required to make such disclosure, Executive will provide notice to the Company of such requirement by law, regulation, or order of a court or government authority. This Section 4(a) shall not be construed as restricting Executive from disclosing such information to the employees of the Company or its affiliates. On or before the Termination Date, Executive shall promptly deliver to the Company any and all Confidential Information in his possession, whether tangible, electronic, or intangible in form.

(b) Executive acknowledges that in the course of employment with the Company, Executive has had and will have access to and gained knowledge of the trade secrets and other Confidential Information of the Company and its affiliates; has had and will have substantial relationships with the customers of the Company and its affiliates; and has performed and will perform services of special, unique, and extraordinary value to the Company and its affiliates. Therefore, Executive agrees that notwithstanding the termination of this Agreement for any reason, from the Commencement Date until the second (2nd) anniversary of the Termination Date, the Executive shall not, directly or indirectly, on behalf of himself or any other person or entity, without the written consent of the Company:

(i) become an officer, employee, consultant, director, or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town, or county in which the Company or its affiliates has an office, determined as of the Termination Date, where Executive’s position or service for such business is competitive with or otherwise similar to any of Executive’s positions or services for the Company or its affiliates;

(ii) induce or solicit any customer, supplier, or agent of the Company or its affiliates about whom Executive has gained Confidential Information or with whom Executive, by virtue of his employment with the Company, has established a relationship or had frequent contact, to terminate or curtail an existing business or commercial relationship with the Company or its affiliates;

(iii) induce or solicit any customer or supplier of the Company or its affiliates about whom Executive has gained Confidential Information or with whom Executive, by virtue of his employment with the Company, has established a relationship or had frequent contact, to provide or purchase goods or services similar to the goods or services provided by it to or purchased by it from the Company or its affiliates; provided, however, that the provisions of this clause (iii) only apply to those persons or entities who are customers or suppliers of the Company or its affiliates as of the Termination Date or who were customers of the Company or its affiliates during the one-year period prior to the Termination Date; or

(iv) solicit, induce, recruit, offer employment to, hire, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of NBTB, NBT Bank, or their affiliates, to terminate his or her employment.

(c) Executive acknowledges and agrees that irreparable injury will result to the Company in the event of a breach of any of the provisions of this Section 4 (the “Designated Provisions”) and that the Company will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to the entry of a preliminary and permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction in Chenango County, New York, or elsewhere, to restrain the violation or breach thereof by Executive, and Executive submits to the jurisdiction of such court in any such action.

(d) It is the desire and intent of the parties that the provisions of this Section 4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 4 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this Section 4 shall be unenforceable with respect to scope, duration, or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company, to the fullest extent permitted by applicable law, the benefits intended by this Section 4.

5. Life Insurance. In light of the unusual abilities and experience of Executive, NBTB (or NBT Bank or their affiliates) in its discretion may apply for and procure as owner and for its own benefit insurance on the life of Executive, in such amount and in such form as NBTB may choose. NBTB shall make all payments for such insurance and shall receive all benefits from it. Executive shall have no interest whatsoever in any such policy or policies but, at the request of NBTB, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which NBTB has applied for insurance.

6. Payments Upon Termination.

(a) Generally. In the event that the Term of Employment shall be terminated for any reason, Executive shall, in consideration for Executive’s covenants pursuant to Section 4 hereof, be entitled to receive, upon the occurrence of any such event:

(i) any unpaid Base Salary, payable pursuant to Section 3(a)(i) hereof, which shall have been earned and accrued as of the Termination Date; and

(ii) such rights as Executive shall have accrued as of the Termination Date under the terms of any plans or arrangements in which he participates pursuant to Section 3 hereof, any right to reimbursement for expenses accrued as of the Termination Date pursuant to Section 3(i) hereof, and the right to receive the cash equivalent of paid annual leave accrued but unpaid as of the Termination Date pursuant to Section 3(d) hereof.

(b) Termination without Cause or Resignation for Good Reason. Subject to Sections 6(c) and 6(d) of this Agreement, in the event that the Term of Employment shall be terminated for the reason set forth in Section 2(a)(vi) (termination without Cause) or Section 2(a)(vii) (resignation for Good Reason) of this Agreement, Executive shall be entitled to receive, in addition to the amounts and rights set forth in Section 6(a) hereof, a lump sum payment equal to three times Executive’s Base Salary.

(c) Change in Control.

(i) Subject to Section 6(d) hereof, in the event that the Term of Employment shall be terminated for the reason set forth in Section 2(a)(vi) (termination without Cause) or Section 2(a)(vii) (resignation for Good Reason) hereof within twenty-four (24) months of a Change in Control (it being recognized that more than one such event may occur, in which case the twenty-four (24)-month period shall run from the date of each such occurrence), Executive shall be entitled to receive, in addition to the amounts and rights set forth in Section 6(a) hereof and in lieu of the amounts and rights set forth in Section 6(b), the following:

(A) A payment equal to the product of 2.99 multiplied by the sum of (1) Executive’s Base Salary for the calendar year in which the Change in Control occurs and (2) Executive’s average bonus earned for the three (3) previous calendar years; provided that such payment shall be paid in three (3) equal, annual installments, with the first installment to be made within thirty (30) days of Executive’s Termination Date and the remaining two (2) installments made on the first business day of January of the next calendar year; provided, further, that under no circumstances shall two (2) installment payments be made during a single tax year of Executive; and

(B) (1) the Company shall maintain in full force and effect, for Executive’s continued benefit and, if applicable, for the continued benefit of Executive’s spouse and dependents, for two (2) years after the Termination Date, or such longer period as may be provided by the terms of the appropriate plan, certain noncash employee benefit plans, programs, or arrangements (including, without limitation, life insurance and health, dental, and vision insurance plans, but excluding disability or accidental death and dismemberment insurance) in which Executive was entitled to participate immediately prior to the Termination Date, as in effect at the Termination Date, or, if more favorable to Executive and, if applicable, Executive’s spouse and dependents, as in effect generally at any time thereafter with respect to executive employees of the Company or any successor; provided that Executive’s continued eligibility for and participation in such plans, programs, and arrangements is possible after Termination Date under the general terms and provisions of such plans, programs, and arrangements; provided, however, that if Executive becomes eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits upon Executive, Executive shall cease to receive benefits under this subsection in respect of such plan, program, or arrangement; provided, further, that for health benefits that extend beyond the COBRA limitation period, the Company shall pay Executive an amount equal to the benefits that Executive would have received under this Section 6(c)(i)(B)(1) without regard to such limitation, and (2) Executive’s benefit under any retirement plans maintained by the Company in which Executive is a participant shall be fully vested upon the Termination Date. In the event that Executive’s participation in any such plan, program, or arrangement is not possible after the Termination Date under the general terms and provisions of such plans, programs, and arrangements, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plans, programs, and arrangements or alternatively, pay an amount equal to the reasonable value of such substantially similar benefits. If Executive elects or, if applicable, his spouse or dependents elect, COBRA continuation coverage after the Termination Date, the Company will pay the applicable COBRA premium for the maximum period during which such coverage is available. Executive and, if applicable, Executive’s spouse and dependents may elect, in lieu of COBRA continuation coverage, to have the acquiring entity obtain an individual or group health insurance coverage and the acquiring entity will pay premiums thereunder for the maximum period during which you and, if applicable, your spouse and family could have elected to receive COBRA continuation coverage.

(ii) In the event that the Term of Employment shall be terminated for the reason set forth in Section 2(a)(iii) (termination on account of Disability) hereof within twenty-four (24) months of a Change in Control (it being recognized that more than one such event may occur, in which case the twenty-four (24)-month period shall run from the date of each such occurrence), Executive’s benefits shall thereafter be determined in accordance with the Company’s long-term disability income insurance plan. If the Company’s long-term disability income insurance plan is modified or terminated following a Change in Control, the Company shall substitute such a plan with benefits applicable to Executive substantially similar to those provided by such plan prior to its modification or termination. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his Base Salary at the rate then in effect until his employment is terminated by the Company for Disability.

(iii) A “Change in Control” of the Company shall mean the occurrence of one of the following:

(A) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the date hereof, pursuant to the Exchange Act; provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of NBTB’s Voting Securities;

(B) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by NBTB’s shareholders, of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who were directors at the beginning of the period;

(C) There shall be consummated (x) any consolidation or merger of NBTB in which NBTB is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of NBTB in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of NBTB, provided that any such consolidation, merger, sale, lease, exchange, or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of NBTB;

(D) Approval by the shareholders of NBTB of any plan or proposal for the liquidation or dissolution of NBTB; or

(E) Any event which would be described in Subsections (A), (B), (C), or (D) of this Section 6(c)(iii) if “NBT Bank” were substituted for “NBTB” therein.

In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank, or any subsidiary of either of them, (A) by NBTB, NBT Bank, or any subsidiary of either of them or (B) by any employee benefit plan maintained by any of them.

(iv) Within five (5) days following the consummation of a Change in Control of the Company, the Company (or its successor) shall establish a trust that conforms in all regards with the model trust published in Revenue Procedure 92-64 and deposit an amount sufficient to satisfy all liabilities of the Company under Section 6(c) of this Agreement. The trust shall be established with an independent trustee, if the Executive so chooses, and the Company (or its successor) shall be responsible for all set-up and ongoing fees associated with the trust until the satisfaction of all obligations under the trust.

(d) Release. Payment and provision of the benefits described in Sections 6(b) and 6(c) of this Agreement (the “Severance Payments”) are subject to Executive’s execution and delivery to NBTB of a Separation Agreement and Release, in substantially the form attached hereto as Exhibit A (the “Release”), which shall be incorporated by reference into this Agreement and become a part hereof, within sixty (60) days of Executive’s termination of employment, which has (and not until it has) become irrevocable, releasing NBTB, NBT Bank, and any of their affiliates, and their directors, officers, and employees, from any and all claims or potential claims arising from or related to Executive’s employment with NBTB, NBT Bank, or any of their affiliates or Executive’s termination of employment. If the Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, payments or benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s Termination Date, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s Termination Date.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 6(d) during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 6(d), the Company may reimburse Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case had such benefits commenced immediately upon Executive’s Termination Date. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(e) No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, except as expressly set forth in Section 6(c)(i)(B) of this Agreement, shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefits received by Executive as the result of employment by another employer after the Termination Date or otherwise.

(f) Regulatory Limits. Notwithstanding any other provision in this Agreement, the Company may terminate or suspend this Agreement and the employment of Executive hereunder, as if such termination were for Cause, to the extent required by the applicable federal or state statue related to banking, deposit insurance, or bank or savings institution holding companies, or by regulations or orders issued by the Office of the Controller of the Currency, the Federal Deposit Insurance Corporation, or any other state or federal banking regulatory agency having jurisdiction over NBTB or NBT Bank, and no payment shall be required to be made to or for the benefit of Executive under this Agreement to the extent such payment is prohibited by applicable law, regulation, or order issued by a banking agency or a court of competent jurisdiction; provided, that it shall be the Company’s burden to prove that any such action was so required.

7. Maximization of After-Tax Amounts. Notwithstanding anything contained herein to the contrary, in the event any payments or benefits Executive becomes entitled to pursuant to this Agreement or any other payments or benefits received or to be received by Executive in connection with a Change in Control or termination of employment (whether pursuant to the terms of any other agreement, plan, or arrangement, or otherwise, with the Company, any Person whose actions result in a Change in Control, or any affiliate of the Company or such Person) (collectively the “Payments”) will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999, the payments or benefits due under this Agreement shall be reduced so that the Payments will not result in the imposition of such Excise Tax. The Payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” within the meaning of Code Section 280G (“Section 280G”), and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G and the denominator of which is the intrinsic value of such “parachute payment.” For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the entire amount of the Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) and as subject to the Excise Tax, unless and to the extent, in the written opinion of the Company’s independent accountants and as reasonably acceptable to Executive, such payments (in whole or in part) are not subject to the Excise Tax; and (ii) the value of any noncash benefits or any deferred payment or benefit (constituting a part of the Payments) shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). Notwithstanding the foregoing, if (i) the Payments exceed three (3) times Executive’s “base amount” as defined within Section 280G and (ii) Executive would receive at least $50,000 more on a net after-tax basis if his Payments were not reduced pursuant to this Section 7 (after Executive’s payment of the Excise Tax), then the Company will not reduce the Payments to Executive, and Executive shall be responsible for the Excise Tax related thereto. For purposes of determining the net after-tax benefit, Executive shall be deemed to pay federal income taxes at the highest marginal rate of the federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the Termination Date occurs and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence on the Termination Date.

8. Representations and Warranties.

(a) Executive represents and warrants to the Company that his execution, delivery, and performance of this Agreement will not result in or constitute a breach of or conflict with any term, covenant, condition, or provision of any commitment, contract, or other agreement or instrument, including, without limitation, any other employment agreement, to which Executive is or has been a party.

(b) Executive shall indemnify, defend, and hold harmless the Company for, from, and against any and all losses, claims, suits, damages, expenses, or liabilities, including court costs and counsel fees, which the Company has incurred or to which the Company may become subject, insofar as such losses, claims, suits, damages, expenses, liabilities, costs, or fees arise out of or are based upon any failure of any representation or warranty of Executive in Section 8(a) hereof to be true and correct when made.

9. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to NBTB or NBT Bank:

NBT Bancorp Inc.

52 South Broad Street

Norwich, New York 13815

Attention: Chief Executive Officer

With a required copy to:

Richard Schaberg

Hogan Lovells US L.L.P.

555 13th Street, N.W.

Washington, D.C. 20004-1109

Fax: (202) 637-5910

If to Executive, to Executive’s most recent address on file with the Company.

All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

10. Assignment; Successors. Neither party may assign this Agreement or any rights or obligations hereunder without the consent of the other party. This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the business or assets of the Company. The Company shall require any such successor, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees, and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there is no such designee, to Executive’s estate.

11. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. The parties hereby designate Chenango County, New York to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contemplated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the State of New York. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

12. Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire understanding between the Company and Executive relating to the subject matter hereof. Any previous discussions, agreements, commitments, or understandings between the parties hereto or between Executive and NBTB, NBT Bank, or any of their affiliates, whether oral or written, regarding the subject matter hereof, including without limitation the terms and conditions of employment, compensation, benefits, retirement, competition following employment, and the like, are superseded by this Agreement. Without limitation, this Agreement expressly supersedes the Previous Employment Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged, or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge, or termination is sought. No waiver, by either party hereto at any time, of any breach by the other party hereto or of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time.

13. Illegality; Severability.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement is not intended and shall not be construed to require any payment to Executive which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

(b) If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever:

(i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and

(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

14. 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall NBTB, NBT Bank, or any of their directors, officers, employees, or agents be liable for any additional tax, interest, or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim, or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A. For purposes of Code Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(b) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the Termination Date a “specified employee” within the meaning of that term under Code Section 409A, then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s “separation from service,” and (B) the date of Executive’s death (the “Delay Period”), to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 14 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

15. Arbitration. Subject to the right of each party to seek specific performance (which right shall not be subject to arbitration), if a dispute arises out of or is in any way related to this Agreement or the asserted breach thereof, such dispute shall be referred to arbitration before the American Arbitration Association the (“AAA”) pursuant to the AAA’s National Rules for the Resolution of Employment Disputes (the “Arbitration Rules”). A dispute subject to the provisions of this Section 15 will exist if either party notifies the other party in writing that a dispute subject to arbitration exists and states, with reasonable specificity, the issue subject to arbitration (the “Arbitration Notice”). The parties agree that, after the issuance of the Arbitration Notice, the parties will try in good faith between the date of the issuance of the Arbitration Notice and the date the dispute is set for arbitration to resolve the dispute by mediation in accordance with the Arbitration Rules. If the dispute is not resolved by the date set for arbitration, then any controversy or claim arising out of this Agreement or the asserted breach hereof shall be resolved by binding arbitration and judgment upon any award rendered by arbitrator(s) may be entered in a court having jurisdiction. In the event any claim or dispute involves an amount in excess of $100,000, either party may request that the matter be heard and resolved by a single arbitrator. The arbitrator shall have the same power to compel the attendance of witnesses and to order the production of documents or other materials and to enforce discovery as could be exercised by a United States District Court judge sitting in Chenango County, New York. In the event of any arbitration, each party shall have a reasonable right to conduct discovery to the same extent permitted by the Federal Rules of Civil Procedure, provided that discovery shall be concluded within ninety (90) days after the date the matter is set for arbitration. The arbitrator or arbitrators shall have the power to award reasonable attorneys’ fees to the prevailing party. Any provisions in this Agreement to the contrary notwithstanding, this Section 15 shall be governed by the Federal Arbitration Act, and the parties have entered into this Agreement pursuant to such act.

16. Costs of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action, or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorneys’ fees.

17. Company Right to Recover. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct, with regard to any financial reporting requirement under the securities laws, and Executive is subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and Executive knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or was grossly negligent in failing to prevent the misconduct, Executive shall reimburse the Company the amount of any payment earned or accrued during the twelve (12)-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance.

Notwithstanding anything in this Agreement, if the Company is required to prepare an accounting restatement, Executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

To the extent that any payment is made to Executive pursuant to this Agreement and information later becomes available that would have led to supervisory disapproval of the payment, then the Company and its successors expressly reserve the right to suspend or deny full allocation of all remaining payments and/or compel repayment of any or all dispersed payments, should later information warrant such action. Subsequent information which would lead to the exercise of these rights would include, without limitation, any information indicating that Executive has committed, is substantially responsible for, or has violated the respective acts or omissions, conditions, or offenses outlined in 12 C.F.R. section 359.4(a)(4).

18. Cooperation. The parties agree that certain matters in which Executive will be involved during the Term of Employment may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided, that the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation and, to the extent that Executive is required to spend substantial time on such matters, the Company shall compensate the Executive at an hourly rate based on Executive’s Base Salary on the Termination Date or at another mutually agreed upon rate.

19. Affiliation. A company will be deemed to be an “affiliate” of, or “affiliated” with NBTB or NBT Bank according to the definition of “Affiliate” set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

20. Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed as of the day and year first above written.

NBT BANCORP INC.

By:	/s/ John H. Watt, Jr.

Name:	John H. Watt, Jr.
Title:	President & Chief Executive Officer

EXECUTIVE

/s/ Timothy L. Brenner
Timothy L. Brenner

Signature Page to Employment Agreement

Exhibit A

SEPARATION AGREEMENT AND RELEASE

I. In consideration of receipt and acceptance of the separation payments described in the Employment Agreement and listed on Appendix A between NBT BANCORP INC. (“NBTB”) and Timothy L. Brenner (“Executive”), dated December 19, 2016 (the “Employment Agreement”), into which this Separation Agreement and Release (“Separation Agreement”) is incorporated by reference, Executive, on behalf of himself and his agents, heirs, executors, administrators, successors, and assigns, unconditionally and generally releases NBTB and NBT Bank, National Association (“NBT Bank”), their respective current and former owners, officers, directors, parents, affiliates, subsidiaries, related entities, agents and employees, and the heirs, executors, administrators, successors and assigns of all of the foregoing (collectively, “Releasee”), from or in connection with, and Executive hereby waives and/or settles, with prejudice, any and all complaints, causes of action, suits, controversies, or any liability, claims, demands, or damages, known or unknown and of any nature whatsoever and which Executive ever had, now has or shall or may have as of the date of this Separation Agreement, including without limitation, those arising directly or indirectly pursuant to or out of any aspect of Executive’s employment or termination from employment with NBTB, NBT Bank or any other Releasee.

II. Specifically, without limitation of the foregoing, and except as to the enforcement of this Separation Agreement and any rights which cannot be waived as a matter of law, the release and waiver of claims under this Separation Agreement shall include and apply to any rights and/or claims (i) arising under any contract or employment arrangement, express or implied, written or oral; (ii) for wrongful dismissal or termination of employment; (iii) arising under any applicable federal, state, local or other statutes, laws, ordinances, regulations or the like, or case law, that relate to employment or employment practices and/or specifically, that prohibit discrimination based upon age, race, religion, sex, national origin, disability, genetic information or any other unlawful bases, including without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Family Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, Executive Order 11246, the Worker Adjustment and Retraining Notification Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, all as amended, and any other statutes, orders, laws, ordinances, regulations applicable to Employee’s employment, of any state or city in which any Releasee is subject to jurisdiction, and/or any political subdivision thereof; (iv) based upon any other federal, state or local statutes, orders, laws, ordinances, regulations, case law, public policy, or common law or the like; (v) concerning recruitment, hiring, discharge, promotions, transfers, employment status, right to reemployment, wages, bonus or incentive pay, severance pay, stock or stock options, employment benefits (including, without limitation, sick or other leave, medical, disability, life, or any other insurance, 401(k), pension, other retirement plans or benefits, or any other fringe benefits), workers’ compensation, intentional or negligent misrepresentation and/or infliction of emotional distress, interference with contract, fraud, libel, slander, defamation, invasion of privacy or loss of consortium, together with any and all tort, contract, or other claims which have been or might have been asserted by Executive or on his behalf in any suit, charge of discrimination, or claim against the Releasee; and (vi) for damages, including without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief.

III. Executive expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Executive explicitly took that into account in determining the amount of consideration to be paid for the giving of the release in this Separation Agreement, and a portion of said consideration and the mutual covenants were given in exchange for a full satisfaction and discharge of such claims.

IV. Executive and NBT Bank acknowledge that the above release and waiver of claims shall not apply to the obligation of NBT Bank to make payments (if any) of any vested benefit under NBT Bank’s tax-qualified employee benefit plans nor to Executive’s right to continue healthcare insurance under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985.

V. Executive represents and warrants that he has not filed or commenced any complaints, claims, actions or proceeding of any kind against any Releasee with any federal, state or local court or any administrative or regulatory body. Executive agrees not to commence or participate as a party in any proceeding in any court or forum against any Releasee which is based upon any act, omission or occurrence up to and including the date of the execution of this Separation Agreement. Executive further agrees not to encourage or participate in any action or proceeding brought by any person (except a government agency) against any Releasee. Notwithstanding the foregoing, this Separation Agreement does not affect Executive’s right to file a charge or complaint with any state, local or federal agency or to participate or cooperate in such a matter. However, Executive acknowledges that he is not entitled to monetary damages resulting from any such actions.

VI. This Separation Agreement is not and shall not be construed as an admission by any Releasee or Executive of any wrongdoing or illegal acts or omissions and each party expressly denies that they engaged in any wrongdoing or illegal or acts or omissions. Executive shall not, except as may be required by law, make any oral or written negative, disparaging or adverse statements, suggestions or representations of or concerning NBT Bank or any Releasee.

VII. Executive agrees to cooperate reasonably with and to be readily available to NBT Bank to assist in any matter, including government agency investigations, court litigation or potential litigation, about which Executive may have knowledge. If Executive receives a subpoena or other legal process relating in any way to same, Executive immediately will provide NBT Bank notice of the contact or the service of such subpoena or other legal process, and shall cooperate with NBT Bank in responding.

VIII. Except as prohibited by law, each Releasee shall be excused from any obligation to make payment of the separation payments in the Employment Agreement in the event that paragraphs I through IV of this Separation Agreement are determined to be void or unenforceable, in whole or in part; or Executive is found to have made a material misstatement in any term, condition, representation or acknowledgement in this Separation Agreement, in either of which event Executive shall also be liable for any damages and costs suffered or incurred by any Releasee by reason of such misstatement or breach.

IX. This Separation Agreement shall be incorporated by reference into the Employment Agreement and shall be made a part thereof.

X. Executive agrees and acknowledges that:

(a) With respect to the General Release in Section II hereof, Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Executive acknowledges that he has read and understands this Agreement and executes it voluntarily and without coercion;

(b) Executive has been advised by NBT Bank to consult with an attorney before executing this Separation Agreement and has been given twenty-one (21) days to review this Separation Agreement and to consider whether to sign this Separation Agreement. Executive may elect to sign this Separation Agreement prior to the expiration of the twenty-one (21) day consideration period specified herein, and Executive agrees that if he elects to do so, such election is knowing and voluntary and comes after full opportunity to consult with an attorney;

(c) Executive has the right to revoke this Separation Agreement within the seven (7) day period following the date Executive signs this Separation Agreement (the “Revocation Period”) and any revocation shall be made by providing a signed notice in writing, delivered personally or by fax to the Chief Human Resources Officer at NBT Bancorp, 52 South Broad Street, Norwich, New York, 13815 no later than 5:00 p.m. on the seventh calendar day following his execution of this Separation Agreement;

(d) This Separation Agreement will not be effective or enforceable, and the separation payments under the Employment Agreement are not required and shall not be delivered or paid, until Executive has delivered a signed, notarized original of this Separation Agreement to the Chief Human Resources Officer at NBT Bancorp, 52 South Broad Street, Norwich, New York, 13815 and the Revocation Period has expired without revocation of this Separation Agreement. It is not necessary that any Releasee sign this Separation Agreement following Executive’s full and complete execution of it for it to become fully effective and enforceable;

(e) Executive relied solely on his own judgment and/or that of this attorney regarding the consideration for and the terms of this Separation Agreement and is signing this Separation Agreement knowingly and voluntarily of his own free will;

(f) Executive is not entitled to the separation payments under the Employment Agreement unless he agrees to and honors the terms of the terms of this Separation Agreement; and

(g) Executive has read and understands this Separation Agreement and further understands that, subject to the limitations contained herein, it includes a general release of any and all known and unknown, foreseen or unforeseen claims presently asserted or otherwise arising through the date of his singing of this Separation Agreement that he may have against any Releasee.

XI. Executive understands all of the terms of this Separation Agreement, and agrees that such terms are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of any Releasee; and Executive has agreed to and entered into this Separation Agreement and all of its terms, knowingly, freely and voluntarily.

XII. There are no other agreements of any nature between any Releasee and Executive with respect to the matters discussed in this Separation Agreement with respect to the matters discussed in this Separation Agreement, except as expressly stated herein, and in signing this Separation Agreement, Executive is not relying on any agreements or representation, except those expressly contained in this Separation Agreement.

XIII. This Separation Agreement shall be governed by the laws of New York, excluding the choice of law rules thereof.

XIV. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original, and, when executed by all parties to this Separation Agreement, shall constitute one and the same instrument. Facsimile or PDF transmissions of this Separation Agreement signed by any party hereto shall be deemed an original counterpart and binding.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement.

Date
Timothy L. Brenner

STATE OF NEW YORK	)
: ss.:
COUNTY OF	)

On the             day of             , 20    , personally came             and being duly sworn, acknowledged that he is the person described in and who executed the foregoing Separation Agreement and acknowledged that he executed same.

Notary Public
NBT BANCORP INC.

By:	Date:

Title:

Appendix A

[Separation Payments]